Exhibit 10.3

GLOBAL GP LLC

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 31, 2008 by and between Global GP LLC, a Delaware limited liability company (the “Company”), and Edward J. Faneuil (the “Executive”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Employment Agreement, made as of February 1, 2007, by and between the Company and the Executive (the “Employment Agreement”).

WHEREAS, , the Company and the Executive desire to make certain modifications to the Employment Agreement as set forth below, and  in accordance with Section 18 of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.                                       Amendments to Employment Agreement.

(a)                                  Section 1 of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

1.                                       Employment and Term of Employment.  Effective as of July 1, 2006 (the “Effective Date”) and continuing for the period of time set forth herein, the Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.  Unless sooner terminated pursuant to other provisions herein, the Company agrees to employ the Executive for the period beginning on the Effective Date and ending on December 31, 2008 (the “Initial Term”), and for the period beginning on January 1, 2009 and ending on December 31, 2011.  In the event that the Company and the Executive renew this Agreement for one or more additional periods, each of the Initial Term and any renewal periods shall be referred to as the “Term.”

(b)                                 Section 7(a) of the Employment Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(a)                                  Definitions.  For purposes of this Agreement, a “Change in Control” shall occur on the date that any one person, entity or group (other than Alfred Slifka, Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires ownership of the membership interests of the Company that, together with the membership interests of the Company already held by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of the Company; provided, however, if any one person, entity or group is considered to own more than 50% of the total voting power of the membership interests of the Company, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control.  The definition of “Change in Control” shall be interpreted, to the extent applicable, to comply with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto; provided, however, an interpretation in compliance with Section 409A of the Code shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.  For purposes of this Agreement, “Constructive Termination” shall mean termination of the Executive’s employment by the Executive as a result of (i) a breach by the Company of a material provision of this Agreement, which breach is not cured within thirty (30) days of the Company’s receipt of notice of such breach from the Executive, (ii) the failure of any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with the terms of paragraph 14 hereof, which failure is not cured within thirty (30) days of the Company’s receipt of notice of such failure from the Executive, or (iii) any material diminution, without the Executive’s written consent, in the Executive’s working conditions consisting of (A) a material reduction in the Executive’s duties and responsibilities as Executive Vice-President and General Counsel of the Company, (B) any change in the reporting structure so that the Executive no longer reports to the President or Chief Executive Officer of the Company, or (C) a relocation of the Executive’s place of work further than forty (40) miles from Waltham, Massachusetts.  For purposes of clarification, Constructive Termination shall not include a change in reporting structure as a result of the Company becoming a subsidiary of an unrelated entity, including, without limitation, a change whereby the Executive is not the chief legal officer or general counsel of the acquiring or parent entity or must report to the chief legal officer or general counsel of a currently unaffiliated parent corporation or entity.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (I) state the effective date of such termination, (II) indicate the specific termination provision in this Agreement relied upon, and (III) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(c)                                  Section 8 of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

8.                                       Compensation Upon Termination.  Upon termination of the Executive’s employment for any reason, the Executive shall receive payment of (i) the Executive’s Base Salary, as then in effect, through the date of termination of employment (the “Date of Termination”), (ii) all the Executive’s earned, but unpaid, bonuses, and (iii) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to the Executive through the Date of Termination in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”), such payment to be made on the Date of Termination or as soon as reasonably practicable (but not more than ten (10) days) thereafter.  In addition, the following shall apply:

(a)                                  Termination for Cause; Voluntary Termination; Termination Due to Death.  If the Executive’s employment is terminated by the Company for Cause, by the Executive voluntarily (for reasons other than Constructive Termination), or by reason of the

Executive’s death, then the Executive (or his estate, if applicable) will receive payment of the Accrued Obligations, but Executive shall not be entitled to any other compensation or benefits from the Company, except to the extent provided under any Company benefit and/or compensation plan or as may be required by law.

(b)                                 Termination by the Company Without Cause; Constructive Termination.  If the Executive’s employment is terminated by the Company without Cause or by the Executive for Constructive Termination, then the Company shall pay to the Executive an amount equal to the product of (X) the sum of (i) the Base Salary as in effect on the Date of Termination, plus (ii) if such termination occurs within twelve months of a Change in Control, an amount equal to the target incentive amount under the then applicable short-term incentive plan for the fiscal year in which the termination occurs, multiplied by (Y) two (2) (the “Severance Amount”).  The Executive shall be paid the Severance Amount in twenty-four (24) equal monthly installments commencing on the first day of the month following the Date of Termination. In addition, the Company shall provide health care continuation coverage benefits to the Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and shall continue to pay the applicable percentage of the medical insurance premium the Company pays for active employees towards Executive’s COBRA coverage during the Executive’s applicable COBRA coverage period not to exceed a maximum of eighteen (18) months following the Date of Termination.  The Company’s obligation to provide COBRA benefits to the Executive shall be subject to the Executive making an effective election in accordance with COBRA. Notwithstanding the foregoing, in no event may the Executive terminate his employment for Constructive Termination pursuant to circumstances described in paragraph 7(a)(iii) until after a Change in Control occurs.  In exchange for and as a requirement to receive the compensation set forth in this Section 8(b) of this Agreement, the Executive and Company (and its affiliates) shall enter into a general release of claims accrued as of the date thereof in favor of the Company and its affiliates within 45 days following the Executive’s “separation of service” as defined in Section 409A of the Code.  The form and scope of such release shall be acceptable to the Company and its affiliates, the approval of which shall not be unreasonably withheld by the Company and its affiliates.

(c)                                  Delay in Payments.  Notwithstanding any other provision with respect to the timing of payments under paragraph 8(b) or other payments subject to Section 409A(a)(2)(B) of the Code, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under paragraph 8 which are subject to Section 409A of the Code (and not otherwise exempt from its application) or other payments subject to Section 409A(a)(2)(B) of the Code will be withheld until the first business day of the seventh month following the Date of Termination, at which time the Executive shall be paid an aggregate amount equal to six (6) months of payments otherwise due to the Executive, as applicable.  After the first business day of the seventh month following the Date of Termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of paragraph 8(b) or other payment arrangements subject to Section 409A(a)(2)(B) of the Code, as applicable.

(d)                                 Section 9 of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

9.                                       Gross Up Payments.  The Company will reimburse the Executive for any and all federal excise taxes and penalties (other than penalties imposed as a result of the Executive’s actions or penalties under Section 409A of the Code), and any taxes imposed on such reimbursement amounts, including, but not limited to, any federal, state and local income taxes, employment taxes, and other taxes, if any (other than taxes imposed under Section 409A of the Code), which may become due pursuant to the application of Section 4999 of the Code on any payments to the Executive in connection with this Agreement.  Any such reimbursement payable by the Company shall be (a) subject to Section 8(c) of the Agreement to the extent such reimbursement would not have been payable but for the Executive’s “separation from service” (as defined in Section 1.409A-1(h) of the U.S. Treasury Regulations) and (b) paid no later than the end of the calendar year next following the calendar year in which the taxes with respect to which such reimbursement is payable are remitted to the applicable taxing authority.

(e)                                  Section 10 of the Employment Agreement is hereby amended by adding the following sentence to such section:

With respect to any compensation amount payable under this Agreement that is subject to Section 409A of the Code, references to the Executive’s “termination of employment” (and variations thereof) shall be deemed to refer to the Executive’s “separation from service” within the meaning of Section 1.409A-1(h) of the U.S. Treasury Regulations, applying the default terms thereof.

2.                                       Captions.  The captions of this Amendment are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Amendment, or the intent of any provision hereof.

3.                                       Choice of Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, other than conflicts of law provisions thereof.

4.                                       Severability.  The provisions of this Amendment are severable, and the invalidity of any provision shall not affect the validity of any other provision.

5.                                       Counterparts; Facsimile.  This Amendment may be executed and delivered by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.                                       Entire Agreement.  This Amendment constitutes the full and entire understanding and agreement between the parties with respect to this Amendment.  Except as otherwise specifically amended herein, the Employment Agreement shall remain unchanged, in effect and of its full force.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

GLOBAL GP LLC

By:	/s/ Eric Slifka
Name:	Eric Slifka
Title:	President & CEO

EDWARD J. FANEUIL

/s/ Edward J. Faneuil
Edward J. Faneuil
EVP and General Counsel